SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 21, 2008

Cody Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-140056	20-5339393
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2915 W. Charleston Blvd., Ste.7, Las Vegas, NV	89102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (702) 383-5862

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On May 21, 2008, Cody Resources, Inc., a Nevada corporation (the “Issuer”),  entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) by and among the Issuer, CDI Acquisition, Inc., a California corporation and wholly-owned subsidiary of the Issuer (“CDI”), and ChromaDex, Inc., a California corporation (“ChromaDex”).  Pursuant to the Merger Agreement, CDI will merge (the “Merger”) with and into ChromaDex, with ChromaDex being the surviving corporation.  As a result of the Merger, each share of common stock of ChromaDex will be exchanged for one share of the common stock, par value $.001 per share (the “Common Stock”), of the Issuer, and each outstanding right, option or warrant to acquire a share of common stock of ChromaDex will be converted into a right, option or warrant to acquire a share of Common Stock on the same terms and conditions.  In advance of the completion of the Merger, it is anticipated that the Issuer will merge with and into a newly-formed subsidiary of the Issuer to be incorporated in the State of Delaware for the sole purpose of changing the domicile of the Issuer and will change its name to ChromaDex Corporation.  The completion of the Merger is conditioned on various things, including a requirement that the holders of at least 99% of the outstanding common stock of ChromaDex consent to the Merger.  The description of the terms of the Merger is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is annexed hereto as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01                      Financial Statements and Exhibits

Exhibit                      Description.
Number

10.1                      Agreement and Plan of Merger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cody Resources, Inc.

/s/Donald Sampson
Donald Sampson
President, Chief Executive Officer
Date: March 28, 2008